UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2025

NEXTNRG, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40809	84-4260623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

67 NW 183rd Street, Miami, Florida 33169

(Address of principal executive offices, including Zip Code)

(305) 791-1169

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NXXT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Redstone Agreement

On March 24, 2025, NextNRG, Inc. (the “Company”) entered into a Sale of Future Receipts Agreement (the “Redstone Agreement”) by and between the Company and Redstone Advance Inc. (“Redstone”). Pursuant to the terms of the Redstone Agreement, the Company agreed to (i) sell to Redstone proceeds of future sales made by the Company (collectively, the “Future Receipts”) in the amount of $3,217,700 (the “Purchased Amount”); and (ii) deliver 20% of the Future Receipts to Redstone in accordance with the terms of the Redstone Agreement. As payment for the Purchased Amount, Redstone agreed to pay to the Company $2,300,000, minus $784,000 (representing fees and amounts to satisfy prior balances), resulting in a net payment to the Company of $1,516,000.

Pursuant to the terms of the Redstone Agreement, the Company authorized Redstone to debit $125,000 (the “Initial Periodic Amount”), intended to represent 20% of the Company’s Future Receipts, or any updated periodic amount (the “Periodic Amount”) from the Company’s specified account each business day. At any time, the Company or Redstone may obtain a reconciliation of the Company’s actual revenue to adjust the Periodic Amount to more closely reflect the Company’s actual Future Receipts times 20%.

Michael D. Farkas, the Company’s Chief Executive Officer, Chairman of the Board of Directors and beneficial holder of a majority of the Company’s outstanding common stock, personally guaranteed the Company’s obligations under the Redstone Agreement.

The foregoing description of the Redstone Agreement is subject to and qualified in its entirety by reference to the full text of the Redstone Agreement, a copy of which will be filed as an exhibit to the Company’s next periodic report.

Mr. Advance Agreement

On March 25, 2025, the Company entered into a Future Receivables Sale and Purchase Agreement (the “Mr. Advance Agreement”) by and between the Company and Funderzgroup LLC DBA Mr. Advance (“Mr. Advance”). Pursuant to the terms of the Mr. Advance Agreement, the Company agreed to sell to Mr. Advance its right, title and interest in 7.54% of proceeds of Future Receipts until the Purchased Amount has been delivered to Mr. Advance. As consideration, Mr. Advance agreed to pay to the Company $2,300,000, minus $784,035 representing fees and amounts to satisfy prior balances, resulting in a net payment to the Company of $1,515,965.

Pursuant to the terms of the Mr. Advance Agreement, the Company authorized Mr. Advance to debit $125,000 on a weekly basis (subject to modification as set forth in the Mr. Advance Agreement), intended to represent 7.54% of the Company’s Future Receipts.

Mr. Farkas, the Company’s Chief Executive Officer, Chairman of the Board of Directors and beneficial holder of a majority of the Company’s outstanding common stock, personally guaranteed the Company’s obligations under the Mr. Advance Agreement.

The foregoing description of the Mr. Advance Agreement is subject to and qualified in its entirety by reference to the full text of the Mr. Advance Agreement, a copy of which will be filed as an exhibit to the Company’s next periodic report.

Fee Agreement

Also on March 25, 2025, the Company entered into a Fee Agreement (the “Fee Agreement”) with Mr. Farkas, the Company’s Chief Executive Officer, Chairman of the Board of Directors and beneficial holder of a majority of the Company’s outstanding shares of common stock. Pursuant to the terms of the Fee Agreement, in consideration of Mr. Farkas personally guaranteeing certain loans entered into by the Company, the Company agreed to pay to Mr. Farkas a fee in the aggregate amount of 3% of the funds personally guaranteed by Mr. Farkas on behalf of the Company. The Company agreed to pay such fee upon receipt of the loan funds by the Company.

The foregoing description of the Fee Agreement is subject to and qualified in its entirety by reference to the full text of the Fee Agreement, a copy of which is attached hereto at Exhibit 10.1 to this Current Report on Form 8-K, and the terms of which are incorporated by reference.

Item 7.01. Regulation FD Disclosure.

On March 28, 2025, the Company issued a press release announcing certain unaudited financial results for February 2025 from its EzFill mobile fueling division. The press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference. The information contained in any website is not a part of this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information included in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth under this Item 7.01 shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Fee Agreement date as of March 25, 2025 by and between the registrant and Michael D. Farkas.
99.1	Press release of the registrant dated March 28, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NextNRG, Inc.

Date:	March 28, 2025	By:	/s/ Michael Farkas
		Name:	Michael Farkas
		Title:	Chief Executive Officer